Earnings News

Arotech Reports Second Quarter 2019 Results
Ann Arbor, Michigan – August 7, 2019 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for the quarter and six months ended June 30, 2019.
Second Quarter 2019 Financial Summary:

Consolidated	Six months ended June 30,		Three months ended June 30,
U.S. $ in thousands, except per share data	2019	2018	2019	2018
GAAP Measures
Revenue	$44,045	$49,123	$23,267	$21,875
Gross profit	$13,458	$14,311	$7,638	$6,600
Net income (loss)	$(1,015)	$679	$392	$83
Diluted net income (loss) per share	$(0.04)	$0.03	$0.01	$0.00
Net cash (used in) provided by operating activities	$(3,594)	$3,648	$(1,367)	$1,133
Non-GAAP Measures (reconciliation to GAAP measures appears in the tables below)
Adjusted EBITDA	$1,846	$3,676	$1,795	$1,515
Adjusted net income	$54	$2,138	$847	$692
Adjusted net income per share	$0.00	$0.08	$0.03	$0.03

Second Quarter 2019 Segment Results:

Training and Simulation Division	Six months ended June 30,		Three months ended June 30,
U.S. $ in thousands	2019	2018	2019	2018
Revenue	$29,359	$28,910	$15,370	$14,353
Gross profit	$11,812	$12,088	$6,433	$6,329
Gross profit %	40.2%	41.8%	41.9%	44.1%

Power Systems Division	Six months ended June 30,		Three months ended June 30,
U.S. $ in thousands	2019	2018	2019	2018
Revenue	$14,686	$20,213	$7,897	$7,522
Gross profit	$1,646	$2,223	$1,205	$271
Gross profit %	11.2%	11.0%	15.3%	3.6%

Second Quarter 2019 Business Highlights:
Training and Simulation Division

•	Is performing well on the Army’s simulator maintenance program (ATMP) under subcontract to Lockheed Martin, leading to an extension through June of 2020 in the amount of $2.6 million.

•	Successfully delivers on expanding commercial simulator sales to include twelve police systems delivered to the Department of State.

•
Received significant new awards for its weapon employment software in support of various U.S. fighter platforms totaling approximately $15.0 million of contract value which is expected to be funded incrementally.

•
Continues fielding phase one capability upgrades to the Army’s Virtual Clearance Training Suites installations and is proceeding with development of phase two capabilities. Phase two efforts now include a recently awarded change order in the amount of $1.8 million that will add training capability for the Army's new multifunction video display (MVD) to the simulated vehicle crew stations.

Power Systems Division

•
Completed a successful three week long Mobile Electric Hybrid Power Sources (MEHPS) demonstration for the US Army at the Maneuver Support, Sustainment, and Protection Integration Experiments (MSSPIX) event demonstrating significant fuel savings.

•
Provided 6T batteries to the UK MOD for testing with its Armored Trials and Development Unit (ADTU) that was successfully completed, and delivered ten 6T batteries to a company in the UK for certification.

“Our second quarter financial results showed expected improvement over the first quarter, as all three of our subsidiaries delivered improved revenues and earnings, “ commented CEO Dean Krutty. “We expect continued improvement as the year progresses due to the timing of programs we have under contract, especially as it relates to our large contracts in the Simulation Division.”

“Our Simulation Division’s military vehicle segment has made important progress in the first two quarters toward year end test milestones for the US Army and U.S. Marine Corps programs that will allow us to transition to production and delivery phases. Also within the Simulation Division, we are seeing significant demand for our weapon simulation software in 2019, which further validates this important simulation segment."

“The Power Division continues to make progress in selling test quantities of our new lithium based, lead acid replacement batteries. Our batteries are testing well in a variety of applications and we look forward to our customers transitioning to purchases of production quantities as their confidence grows. In addition, we continue to respond to international tenders for new battery developments that we believe will lead to further diversification in the customer base of our Israeli power subsidiary,” concluded Mr. Krutty.

Second Quarter Financial Summary
Revenues for the second quarter of 2019 were $23.3 million, compared to $21.9 million for the corresponding period in 2018, an increase of 6.4%. The year-over-year increase was primarily due to higher revenues in the Company’s Training and Simulation Division driven by its larger military contracts. The Israeli Power subsidiary had higher sales of batteries and chargers, which was partially offset by lower sales in the U.S. power subsidiary, primarily related to the termination of the Company’s Amphibious Assault Vehicle program (“AAV”) by its customer Science Applications International Corporation (“SAIC”) as a result of the United States Marine Corps termination for convenience.
Gross profit for the second quarter of 2019 was $7.6 million, or 32.8% of revenues, compared to $6.6 million, or 30.2% of revenues, for the corresponding period in 2018. The year-over-year increase was primarily due to higher revenues and improved margins in the Company’s Power System Division primarily related to programs that ended in 2018 that had lower margins and improved product mix in 2019.

Operating expenses were $6.7 million, or 28.8% of revenues, in the second quarter of 2019, compared to operating expenses of $6.0 million, or 27.6% of revenues, for the corresponding period in 2018. Operating expenses were slightly higher year over year primarily related to higher sales and marketing costs related to business development in the Company’s Power System Division and costs incurred related to an implementation of a corporate Enterprise Resource Planning (“ERP”) system in 2019.
Operating income for the second quarter was $929,000 compared to operating income of $562,000 in the corresponding period in 2018.
Arotech’s net income for the second quarter of 2019 was $392,000, or $0.01 per basic and diluted share, compared to net income of $83,000, or $0.00 per basic and diluted share, for the corresponding period in 2018.
Adjusted net income per share for the second quarter of 2019 was $0.03 compared to $0.03 for the corresponding period in 2018.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the second quarter of 2019 was $1.8 million, compared to $1.5 million for the corresponding period of 2018.
Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of Arotech’s current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.
Year-to-Date Financial Summary
Revenues for the first six months of 2019 were $44.0 million, compared to $49.1 million for the comparable period in 2018, a decrease of 10.3%. The year-over-year decrease in revenue was primarily driven by a decline in the Power System Division revenue as a result of the termination of the Company’s AAV program, by its customer SAIC as a result of the United States Marine Corps termination for convenience and the decline in battery orders from the Israel Defense Forces, partially offset by higher revenues in the Company’s Training and Simulation Division.
Gross profit for the first six months of 2019 was $13.5 million, or 30.6% of revenues, compared to $14.3 million, or 29.1% of revenues, for the prior year period. The year-over-year decrease in gross profit was primarily due to lower revenues, offset by improved gross profit margins in the Power System Division, primarily related to programs that ended in 2018 that had lower margins and improved product mix in 2019.
Operating expenses were $13.5 million, or 30.6% of revenues, for the first six months of 2019, compared to operating expenses of $12.7 million, or 25.8% of revenues, for the corresponding period in 2018. Operating expenses are higher year over year primarily related to higher costs related to sales and marketing expenses related to business development, higher R&D costs related to new projects, and costs incurred related to an implementation of a corporate ERP system in 2019.
Operating loss for the first six months of 2019 was $19,000 compared to operating income of $1.6 million in the corresponding period in 2018.
Arotech’s net loss for the first six months of 2019 was $1.0 million, or $(0.04) per basic and diluted share, compared to net income of $679,000, or $0.03 per basic and diluted share, for the corresponding period in 2018.
Adjusted net income per share for the first six months of 2019 was $0.00, compared to $0.08 for the corresponding period in 2018.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the first six months of 2019 was $1.8 million, compared to $3.7 million for the corresponding period of 2018.

Arotech believes that information concerning Adjusted EBITDA and Adjusted net income per share enhances overall understanding of Arotech’s current financial performance. Arotech computes Adjusted EBITDA and Adjusted net income per share, which are non-GAAP financial measures, as reflected in the tables below.
Cash Flow Summary
Arotech had net cash used in operating activities of $3.6 million for the period ending June 30, 2019, compared to cash provided by operating activities of $3.6 million for the corresponding period in 2018. This use of cash is primarily attributable to the funding of certain long term contracts in the Training and Simulation Division, where milestone payments do not apply, as well as costs incurred prior to the termination of the AAV program. In July 2019, the Company received a $2.0 million partial payment towards the AAV program costs and the funding of the long term contracts in our Training and Simulation division should be significantly completed by the second quarter of 2020.
Balance Sheet Metrics

U.S. $ in thousands	For the Period ended June 30,	For the Period ended December 31,
Balance Sheet Metrics	2019	2018
Cash and cash equivalents	$3,886	$4,445
Total debt	$19,723	$14,066
Line of credit availability	$5,948	$8,219
As of June 30, 2019, Arotech had total debt of $19.7 million, consisting of $12.0 million in short-term bank debt under Arotech’s credit facility and $7.7 million in long-term loans. This is in comparison to December 31, 2018, when Arotech had total debt of $14.1 million, consisting of $5.5 million in short-term bank debt under its credit facility and $8.6 million in long-term loans. The increase in debt is related to the funding of certain long term contracts in the Company’s Training and Simulation Division and the terminated AAV program which has not been fully settled.
The Company had a current ratio (current assets/current liabilities) of 1.7, compared with the December 31, 2018 current ratio of 2.0.
Arotech’s backlog increased by 6.7% over the same period last year and 8.5% over the period ending 2018.

U.S. $ in millions	For the Period Ended,
Backlog	Q2 2019	Q2 2018	Q4 2018
Total	$70.3	$65.9	$64.8
2019 Guidance
The Company is confirming its 2019 guidance range for total revenue at $95 million to $105 million; and narrowing guidance for Adjusted EBITDA to $7.0 million to $7.5 million; and Adjusted Net Income EPS of $0.13 to $0.15. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.
Conference Call
Arotech will host a conference call tomorrow, Thursday, August 8, 2019 at 9:00 a.m. Eastern time, to review its financial results and business outlook.

To participate, please call one of the following telephone numbers. Please dial in at least 10 minutes before the start of the call:

•	US: 1-844-602-0380

•	International: +1-862-298-0970

The online playback of the conference call will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-481-4010 within the U.S. and +1-919-882-2331 internationally. The telephonic playback will be available beginning at 12:00 p.m. Eastern time on Thursday, August 9, 2019, and continue through 9:00 a.m. Eastern time on Thursday, August 15, 2019. The replay passcode is 51604.
About Arotech Corporation
Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.
Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.
Investor Relations Contact:
Scott Schmidt
Arotech Corporation
1-800-281-0356
Scott.Schmidt@arotechusa.com
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to Arotech’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	For the Period ended June 30,	For the Period ended December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,732,159	$4,222,246
Restricted collateral deposits	154,058	222,712
Trade receivables, net	15,572,079	16,259,809
Contract assets	25,442,771	17,867,896
Other accounts receivable and prepaid expenses	3,628,432	5,989,263
Inventories, net	9,236,969	9,912,748
Total current assets	57,766,468	54,474,674
LONG TERM ASSETS:
Contractual and Israeli statutory severance pay fund	3,727,353	3,427,705
Other long term receivables	539,073	543,205
Property and equipment, net	9,398,550	8,914,247
Right of use asset	5,879,845	—
Other intangible assets, net	4,857,478	4,465,778
Goodwill	46,138,036	46,138,036
Total long term assets	70,540,335	63,488,971
Total assets	$128,306,803	$117,963,645

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$7,303,070	$6,442,919
Other accounts payable and accrued expenses	5,115,437	6,498,045
Current portion of lease obligation	634,005	—
Current portion of long term debt	2,397,206	2,204,653
Short term bank credit	12,052,008	5,500,416
Contract liabilities	6,430,106	7,054,779
Total current liabilities	33,931,832	27,700,812
LONG TERM LIABILITIES:
Contractual and accrued Israeli statutory severance pay	4,509,731	4,125,675
Long term portion of lease obligations	5,551,511	—
Long term portion of debt	5,273,595	6,360,569
Deferred income tax liability	3,078,859	2,863,098
Other long term liabilities	43,817	137,774
Total long-term liabilities	18,457,513	13,487,116
Total liabilities	52,389,345	41,187,928
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	75,917,458	76,775,717
Total liabilities and stockholders’ equity	$128,306,803	$117,963,645

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Six months ended June 30,		Three months ended June 30,
	2019	2018	2019	2018
Revenues	$44,045,203	$49,123,118	$23,266,564	$21,874,609

Cost of revenues	30,587,522	34,812,163	15,628,411	15,275,082
Research and development expenses	2,095,922	1,764,995	1,021,858	728,293
Selling and marketing expenses	4,343,461	3,809,461	2,190,904	1,931,388
General and administrative expenses	6,385,960	6,211,813	3,215,569	2,985,879
Amortization of intangible assets	650,865	906,742	280,662	391,831
Total operating costs and expenses	44,063,730	47,505,174	22,337,404	21,312,473

Operating income (loss)	(18,527)	1,617,944	929,160	562,136

Other income (expense), net	(9,091)	7,399	(9,077)	7,396
Financial expense, net	(669,857)	(522,887)	(371,426)	(309,779)
Total other expense	(678,948)	(515,488)	(380,503)	(302,383)
Income (loss) before income tax expense	(697,475)	1,102,456	548,657	259,753

Income tax expense	317,262	423,385	156,381	176,271
Net income (loss)	(1,014,737)	679,071	392,276	83,482
Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustment	67,270	(79,262)	24,378	(55,002)
Comprehensive income (loss)	(947,467)	599,809	416,654	28,480

Basic net income (loss) per share	$(0.04)	$0.03	$0.01	$0.00
Diluted net income (loss) per share	$(0.04)	$0.03	$0.01	$0.00
Weighted average number of shares used in computing basic net income (loss) per share	26,522,553	26,457,133	26,551,466	26,432,094
Weighted average number of shares used in computing diluted net income (loss) per share	26,522,553	26,457,133	26,551,466	26,432,094

Reconciliation of Non-GAAP Financial Measure – Continuing Operations
To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of the nearest GAAP measure to adjusted EBITDA follows:

	Six months ended June 30,		Three months ended June 30,
	2019	2018	2019	2018
Net income (loss) (GAAP measure)	$(1,014,737)	$679,071	$392,276	$83,482
Add back:
Financial expense – including interest	678,948	515,488	380,503	302,383
Income tax (benefit) expense	317,262	423,385	156,381	176,271
Depreciation and amortization expense	1,662,769	1,867,299	799,449	870,897
Other adjustments*	202,129	190,269	66,160	81,774
Total adjusted EBITDA	$1,846,371	$3,675,512	$1,794,769	$1,514,807

* Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

CALCULATION OF ADJUSTED NET INCOME PER SHARE
(U.S. $ in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2019	2018	2019	2018
Revenue (GAAP measure)	$44,045	$49,123	$23,267	$21,875
Net income (loss) (GAAP measure)	$(1,015)	$679	$392	$83
Adjustments:
Amortization	651	907	281	392
Stock compensation	202	190	66	82
Non-cash taxes	216	362	108	135
Other non-recurring expenses	—	—	—	—
Net adjustments	$1,069	$1,459	$455	$609
Adjusted net income	$54	$2,138	$847	$692
Number of diluted shares	26,641	26,457	26,551	26,477
Adjusted net income per share	$0.00	$0.08	$0.03	$0.03